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            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectuses and "Auditors" in the Statements of Additional Information and to the use of our reports dated December 15, 2004, on the financial statements and financial highlights of AIM Aggressive Growth Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Constellation Fund, AIM Core Strategies Fund, AIM Dent Demographic Trends Fund, AIM Diversified Dividend Fund, AIM Emerging Growth Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund, AIM Mid Cap Growth Fund, AIM Select Basic Value Fund, AIM U.S. Growth Fund, and AIM Weingarten Fund as of and for the year ended October 31, 2004 in the Post-Effective Amendment Number 82 to the Registration Statement (Form N-1A No. 2-25469).


                                                     ERNST & YOUNG LLP


Houston, Texas
February 18, 2005